Exhibit 99.1

SBT Bancorp, Inc. Reports First Quarter 2008 Results

SIMSBURY, Conn.--(BUSINESS WIRE)--SBT Bancorp, Inc., (OTCBB: SBTB), holding company for The Simsbury Bank & Trust Company, today announced net income of $127,000 or $0.15 per diluted share for the first quarter of 2008, compared to $182,000 or $0.21 per diluted share for the first quarter of 2007. Total assets were $220 million on March 31, 2008 compared to $214 million on March 31, 2007.

Following five consecutive quarters of increased earnings, the Company’s first quarter 2008 earnings were lower compared to the first quarter of 2007. The decrease in earnings was primarily due to an increase in the provision for loan losses, in recognition of the slowing economy’s potential impact on the Company’s loan portfolio, and a decline in net interest and dividend income brought about by a rapid decrease in interest rates by the Federal Reserve Board.

On March 31, 2008, loans outstanding were $167 million, an increase of $11 million, or 7%, over a year ago. With a loan loss provision of $100,000 during the quarter, the Company’s allowance for loan losses at March 31, 2008 was 1.21% of total loans.

Core deposits (Demand, Savings, and NOW accounts) grew by $7 million or 5% over the past twelve months. Total deposits ended the quarter at $200 million, an increase of $5 million, or 3%, over a year ago.

Total revenues, consisting of net interest and dividend income plus non-interest income, were $2,187,000 in the first quarter compared to $2,259,000 a year ago, a decrease of 3%. Net interest and dividend income decreased by $54 thousand, or 3%. Income from fees, services and other sources (non-interest income) decreased by $18 thousand, or 6%.

The Company’s taxable-equivalent net interest margin (taxable-equivalent net interest and dividend income divided by average earning assets) decreased by 21 basis points from 4.14% in the fourth quarter of 2007 to 3.93% in the first quarter of 2008. The margin remained flat in relation to the first quarter of 2007 margin of 3.94%.

Total non-interest expenses for the first quarter decreased by $114 thousand, or 6%, compared to a year earlier, primarily due to a decrease in salaries and benefits and professional fees.

“We are very pleased with the steady growth in both loans and core deposits during the first quarter. Many seeking residential mortgages are finding Simsbury Bank to be a convenient and competitive source of financing. Our commercial loan business also continues to grow, though some of our customers are feeling the effects of the slower residential development market,” said Martin J. Geitz, The Simsbury Bank & Trust Company President & CEO. “While we have no exposure to sub-prime loans in our loan portfolio, we did add $100,000 to our loan loss reserves, as a prudent measure in a slowing economic environment. Our overall asset quality and our loan loss reserve of 1.21% of loans compares very well to our peer banks. The recent decline by more than 3.00% in short-term interest rates, including bank prime lending rates, has influenced earnings at all financial institutions. In this difficult environment, we will continue to focus on building profitable banking relationships, diversifying our sources of revenue, and serving our customers’ full range of financial services needs.”

The Simsbury Bank & Trust Company is an independent, locally-controlled, customer-friendly commercial bank for businesses and consumers; the Bank has approximately $220 million in assets. The Bank serves customers through full-service offices in Avon, Bloomfield, Canton, Granby and Simsbury, Connecticut, SBT Online Internet banking at simsburybank.com, free ATM transactions at 2,800 machines throughout the northeastern U.S. via the SUM program in addition to thousands of ATM locations world-wide, and 24 hour telephone banking. The Bank offers investment services through its wholly-owned subsidiary, SBT Investment Services, Inc. The stock of the Bank’s parent company, SBT Bancorp, Inc., is traded over-the-counter under the ticker symbol of OTCBB: SBTB. Visit the Bank’s website at www.simsburybank.com.

SBT BANCORP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

	3/31/2008	12/31/2007	3/31/2007
	(Unaudited)		(Unaudited)
ASSETS
Cash and due from banks	$11,600	$13,424	$9,546
Interest-bearing deposits with Federal Home Loan Bank	3,462	26	7
Federal funds sold	11,938	2,300	8,600
Money market mutual funds	87	4	31
Cash and cash equivalents	27,087	15,754	18,184
Interest-bearing time deposits with other bank	-	-	110
Investments in available for sale securities (at fair value)	22,376	24,871	34,863
Federal Home Loan Bank Stock, at cost	631	631	599
Loans held-for-sale	-	-	-

Loans outstanding	166,672	165,690	155,449
Less allowance for loan losses	2,009	1,925	1,690
Loans, net	164,663	163,765	153,759

Premises and equipment	1,154	1,223	1,467
Accrued interest receivable	741	808	829
Bank owned life insurance	1,842	1,818	2,865
Other assets	1,552	1,520	1,506
Total other assets	5,289	5,369	6,667

TOTAL ASSETS	$220,046	$210,390	$214,182

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
Demand deposits	$39,611	$40,196	$36,907
Savings and NOW deposits	94,768	83,444	90,593
Time deposits	65,144	63,166	67,508
Total deposits	199,523	186,806	195,008

Federal Home Loan Bank advance	-	2,000	-
Securities sold under agreements to repurchase	2,104	1,363	1,548
Due to Broker	-	1,433	-
Other liabilities	1,078	1,470	1,095
Total liabilities	202,705	193,072	197,651

Stockholder's equity:
Common stock, no par value; authorized 2,000,000 shares; issued and outstanding 851,896 shares on 3/31/08; 850,896 shares on 12/31/07; 848,459 shares on 03/31/07.	9,018	8,975	8,756
Retained earnings	8,730	8,603	8,019
Accumulated other comprehensive loss	(407)	(260)	(244)
Total shareholders' equity	17,341	17,318	16,531

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$220,046	$210,390	$214,182

SBT BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(Dollars in thousands, except for per share amounts)

	For the quarter ended
	3/31/2008	12/31/2007	3/31/2007
Interest and dividend income
Interest and fees on loans	$2,394	$2,453	$2,387
Investment securities	316	338	419
Federal funds sold and overnight deposits	41	28	72
Total interest and dividend income	2,751	2,819	2,878

Interest expense
Deposits	848	837	897
Repurchase agreements	11	11	7
Federal Home Loan Bank advances	2	14	30
Total interest expense	861	862	934

Net interest and dividend income	1,890	1,957	1,944

Provision for loan losses	100	250	-

Net interest and dividend income
after provision for loan losses	1,790	1,707	1,944

Noninterest income
Service charges on deposit accounts	113	116	98
Loss on sale of available for sale securities	-	(314)	-
Other service charges and fees	130	132	118
Increase in cash surrender value of life insurance policies	24	2	37
BOLI death benefit income	-	613	-
Loss on loans sold	-	(1)	-
Investment services fees and commissions	16	45	56
Other income	14	10	6
Total noninterest income	297	603	315

Noninterest expense
Salaries and employee benefits	1,031	1,045	1,059
Premises and equipment	409	378	372
Advertising and promotions	64	77	76
Forms and supplies	38	26	46
Professional fees	28	74	109
Directors fees	33	36	37
Correspondent charges	53	48	42
Postage	28	25	24
Other expenses	206	224	239
Total noninterest expense	1,890	1,933	2,004

Income before taxes	197	377	255
Income tax provision	70	(108)	73

Net income	$127	$485	$182

Average shares outstanding, basic	851,028	850,896	847,413
Net income per share, basic	$0.15	$0.57	$0.21

Average shares outstanding, assuming dilution	859,006	859,128	858,195
Net income per share, assuming dilution	$0.15	$0.56	$0.21

CONTACT:
The Simsbury Bank & Trust Company
Anthony F. Bisceglio, 860-408-5493
EVP & CFO
Fax: 860-408-4679
abisceglio@simsburybank.com